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EXHIBIT 23
CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS


We hereby consent to the use of our report dated January 31, 2001, except for the second paragraph of Note 23 as to which the date is February 26, 2001, in this Annual Report on Form 10-K relating to the Consolidated Financial Statements of F&M National Corporation and Subsidiaries, appearing under Item 8, Financial Statements and Supplementary Data, including, without limitation, the incorporation by reference in the Prospectuses constituting part of the Registration Statements on Form S-8 (#333-63111) and Form S-8 (#333-63113) of F&M National Corporation.


                          Yount, Hyde & Barbour, P.C.



March 29, 2001
Winchester, Virginia